As filed with the Securities and Exchange Commission on June 3, 2016
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________
Kraton Performance Polymers, Inc.
(Exact name of registrant as specified in its charter)
__________________________

Delaware	15710 John F. Kennedy Blvd. Suite 300 Houston, Texas 77032 (281) 504-4700	20-0411521
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices) __________________________	(I.R.S. Employer Identification No.)
Kraton Performance Polymers, Inc. 2016 Equity and Cash Incentive Plan
(Full title of the plan) __________________________
James L. Simmons General Counsel Kraton Performance Polymers, Inc. 15710 John F. Kennedy Blvd. Suite 300 Houston, Texas 77032 Telephone: (281) 504-4700
(Name, address, including zip code, and telephone number, including area code, of agent for service) __________________________

__________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer:	☒	Accelerated filer:	☐
Non-accelerated filer:	☐	Smaller reporting company:	☐

__________________________
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	1,986,904	$26.66 (2)	$52,970,861 (2)	$4,912.63 (2)

(1)
This registration statement on Form S-8 (this “Registration Statement”) covers, in addition to the number of shares of Kraton Performance Polymers, Inc., a Delaware corporation (the “Registrant”), common stock, $0.01 par value per share (“Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Kraton Performance Polymers, Inc. 2016 Equity and Cash Incentive Plan (the “2016 Plan”), as a result of one or more adjustments under the 2016 Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h)(1) under the Securities Act based upon the average of the high and low prices of the Common Stock reported on the New York Stock Exchange on May 27, 2016. In addition, pursuant to Rule 457(p) under the Securities Act, the Registrant hereby offsets the registration fee required in connection with this Registration Statement by $421.54 previously paid by the Registrant in connection with the registration of 436,904 shares of Common Stock pursuant to the Registration Statement on Form S-8 (Registration No. 333-163893) filed with the U.S. Securities and Exchange Commission (the “Commission”) on December 21, 2009, which have not been issued and which have been or will be de-registered pursuant to a post-effective amendment to such registration statement filed on the date hereof. Accordingly, a filing fee of $4,912.63 is being paid herewith.

EXPLANATORY NOTE
The Registrant previously filed a registration statement on Form S-8 (File No. 333-163893) with the Commission on December 21, 2009 (the “Prior Registration Statement”) to register under the Securities Act shares of Common Stock, issuable pursuant to the TJ Chemical Holdings LLC 2004 Option Plan, the Polymer Holdings LLC 2009 Equity Incentive Plan and the Polymer Holdings LLC Executive Deferred Compensation Plan (collectively, the “Prior Plans”). The Registrant is filing this Registration Statement to register 1,986,904 shares of Common Stock to be issued pursuant to the 2016 Plan, 436,904 of which were previously registered under the Prior Registration Statement and 1,550,000 of which are newly authorized shares of Common Stock. The 2016 Plan replaces the Prior Plans. Therefore, the Registrant is filing this Registration Statement to register all of the shares of Common Stock under the 2016 Plan, but in accordance with Rule 457(p) of the Securities Act, the filing fee paid in connection with this Registration Statement has been offset against the portion of the fee paid under the Prior Registration Statement attributable to the 436,904 shares of Common Stock that remain unused under such Prior Registration Statement. The Board of Directors of the Company recommend for approval and, on May 18, 2016, the stockholders of the Company approved the 2016 Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
Note: The document(s) containing the information concerning the 2016 Plan required by Item 1 of Form S-8 and the statement of availability of registrant information, plan information and other information required by Item 2 of Form S-8 will be sent or given to potential participants in the 2016 Plan as specified by Rule 428 under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by the Registrant are incorporated in this Registration Statement by reference and shall be deemed to be a part hereof:

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the Commission on February 24, 2016;

2.	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, as filed with the Commission on April 29, 2016;

3.
Current Reports on Form 8-K as filed with the Commission on January 7, 2016, February 17, 2016, March 16, 2016 and May 23, 2016, in each case other than information furnished under Items 2.02 or 7.01 of Form 8-K; and

4.
The description of the Common Stock contained in the prospectus included in the Registrant’s Registration Statement on Form S-1 (Registration No. 333-162248), as that description may be updated from time to time.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
James L. Simmons, General Counsel for the Registrant, has provided an opinion regarding the validity of the issuance of the Shares under this Registration Statement on Form S-8.  Mr. Simmons is regularly employed by the Registrant, participates in various employee benefit plans of the Registrant under which he may receive shares of Common Stock, restricted stock units or options to purchase shares of Common Stock, and currently beneficially owns less than 1% of the outstanding shares of Common Stock.

Item 6. Indemnification of Directors and Officers.
Delaware Corporations. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to us. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s bylaws provide for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.
Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides for such limitation of liability.
The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.
The Registrant has entered into customary indemnification agreements with its executive officers and directors that provide them, in general, with customary indemnification in connection with their service to the Registrant or on its behalf.

Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit Description
3.1*
Certificate of Incorporation of Kraton Performance Polymers, Inc. (incorporated by reference to Exhibit 3.1 to Kraton Performance Polymers, Inc.’s Registration Statement on Form S-3 filed with the Commission on August 25, 2015).

3.2*
Bylaws of Kraton Performance Polymers, Inc. (incorporated by reference to Exhibit 3.2 to Kraton Performance Polymers, Inc.’s Registration Statement on Form S-3 filed with the Commission on August 25, 2015).

4.1*
Specimen Stock Certificate of Kraton Performance Polymers, Inc.’s Common Stock, par value $0.01 per share (incorporated by reference to Exhibit 4.1 to Kraton Performance Polymers, Inc.’s Form S-1/A filed with the Commission on December 10, 2009).

5.1	Opinion of James L. Simmons as to the legality of the securities.
10.1*
Kraton Performance Polymers, Inc. 2016 Cash and Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to Kraton Performance Polymers, Inc.’s Current Report on Form 8-K filed with the Commission on May 23, 2016).

15.1	Letter of KPMG LLP re: Unaudited Interim Financial Information.
23.1	Consent of KPMG LLP.
23.2	Consent of James L. Simmons (included in Exhibit 5.1).
24.1	Powers of Attorney of certain officers and directors of Kraton Performance Polymers, Inc. (included on the signature page of this registration statement)
_________________

*	Incorporated herein by reference as indicated.

Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas, on the 3rd day of June 2016.
Kraton Performance Polymers, Inc.

By:	/S/ KEVIN M. FOGARTY
Name: Kevin M. Fogarty Title: President and Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below appoints Kevin M. Fogarty, Stephen E. Tremblay and James L. Simmons, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent or agents, each of whom shall be authorized to act with or without the other, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in his or her capacity as a director or officer or both, as the case may be, of Kraton Performance Polymers, Inc., to sign any and all amendments (including post-effective amendments) to this Registration Statement, and all documents or instruments necessary or appropriate to enable Kraton Performance Polymers, Inc. to comply with the Securities Act of 1933, as amended, and to file the same with the Securities and Exchange Commission, with full power and authority to each of said attorneys-in-fact and agents to do and perform in the name and on behalf of each such director or officer, or both, as the case may be, each and every act whatsoever that is necessary, appropriate or advisable in connection with any or all of the above-described matters and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on June 3, 2016.

Signature	Title

/S/ KEVIN M. FOGARTY	President, Chief Executive Officer and a Director (Principal Executive Officer)
Kevin M. Fogarty

/S/ STEPHEN E. TREMBLAY	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Stephen E. Tremblay

/S/ CHRIS H. RUSSELL	Chief Accounting Officer (Principal Accounting Officer)
Chris H. Russell

/S/ ANNA C. CATALANO	Director
Anna C. Catalano

/S/ STEVEN J. DEMETRIOU	Director
Steven J. Demetriou

/S/ DOMINIQUE FOURNIER	Director
Dominique Fournier

/S/ JOHN J. GALLAGHER, III	Director
John J. Gallagher

/S/ BARRY J. GOLDSTEIN	Director
Barry J. Goldstein

/S/ FRANCIS S. KALMAN	Director
Francis S. Kalman

/S/ DAN F. SMITH	Director
Dan F. Smith

/S/ KAREN A. TWITCHELL	Director
Karen A. Twitchell

INDEX TO EXHIBITS

Exhibit No.	Exhibit Description
3.1*
Certificate of Incorporation of Kraton Performance Polymers, Inc. (incorporated by reference to Exhibit 3.1 to Kraton Performance Polymers, Inc.’s Registration Statement on Form S-3 filed with the SEC on August 25, 2015).

3.2*	Bylaws of Kraton Performance Polymers, Inc. (incorporated by reference to Exhibit 3.2 to Kraton Performance Polymers, Inc.’s Registration Statement on Form S-3 filed with the SEC on August 25, 2015).
4.1*
Specimen Stock Certificate of Kraton Performance Polymers, Inc.’s Common Stock, par value $0.01 per share (incorporated by reference to Exhibit 4.1 to Kraton Performance Polymers, Inc.’s Form S-1/A filed with the SEC on December 10, 2009).

5.1	Opinion of James L. Simmons as to the legality of the securities.
10.1*
Kraton Performance Polymers, Inc. 2016 Equity and Cash Incentive Plan (incorporated by reference to Exhibit 10.1 to Kraton Performance Polymers, Inc.’s Current Report on Form 8-K filed with the SEC on May 23, 2016).

15.1	Letter of KPMG LLP re: Unaudited Interim Financial Information.
23.1	Consent of KPMG LLP.
23.2	Consent of James L. Simmons (included in Exhibit 5.1).
24.1	Powers of Attorney of certain officers and directors of Kraton Performance Polymers, Inc. (included on the signature page of this registration statement)
_________________

*	Incorporated herein by reference as indicated.